UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act Of 1934

November 7, 2005
Date of Report (Date of earliest event reported)

GREEN MOUNTAIN POWER CORPORATION
(Exact name of registrant as specified in its charter)

VERMONT
(State of other jurisdiction of incorporation)

1-8291	03-0127430
(Commission File Number)	(IRS Employer Identification Number)

163 ACORN LANE
COLCHESTER, VT 05446
(Address and zip code of principal executive offices)

(802) 864-5731
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On November 8, 2005, Christopher L. Dutton, President and Chief Executive Officer of the Company, and Robert J. Griffin, Vice President, Chief Financial Officer and Treasurer of the Company, will make a presentation at the “40th EEI Financial Conference” held in Hollywood, Florida. This presentation is attached hereto as Exhibit 99.1 and incorporated herein by reference.

1. The Company's principal financial and growth objectives include prospects for dividend growth, the Company’s plan to invest up to $32 million in the Vermont Electric Power Company ("VELCO") through 2008, and continued growth in business services.

2. The Company’s dividend payout ratio remains comparatively low, at approximately 48 percent of 2004 earnings from continuing operations. The current payout ratio, if continued at its low level, would result in significant growth in the proportionate share of equity in the Company's capital structure, which would be costly for the Company's customers to support. The Company expects to grow its dividend payout ratio to the middle of a payout range of between 50 and 70 percent of earnings over the next five years, in line with other electric utilities having similar risk profiles, so long as financial and operating results permit. The Company expects to increase its annual dividend by 12 cents per share in the first quarter of 2006.

3. The Company owns approximately 30 percent of VELCO which owns and operates most of the transmission assets in Vermont. VELCO and has received approval from the Vermont Public Service Board to substantially upgrade Vermont’s transmission system principally to support reliability in northwestern Vermont (the "Northwest Reliability Project"). VELCO's Northwest Reliability Project costs are estimated to be substantial and the Company could invest up to $32 million in VELCO through 2008, primarily for its proportionate share of the Northwest Reliability Project. The Company considers the Northwest Reliability Project to be vital to maintaining a reliable electric system for its customers and to sustaining the economic health of the region. The Company expects to maintain equity at between 50 and 55 percent of its capital structure.

4. Company forecasts presently indicate the need for a rate increase of approximately 13 percent in 2007 to achieve its allowed rate of return, caused principally by forecasted higher replacement energy costs upon expiration of the Company’s power supply contract with Morgan Stanley Capital Group, Inc. on December 31, 2006, increased energy costs for uncovered load obligations and a forecasted increase in transmission expense. Forecasted amounts could change materially based on energy prices, the timing of transmission investments and other factors. The Company is exploring alternatives designed to mitigate the magnitude of this potential rate increase, including alternative regulation and power supply contract options. The Company expects the customers of many other New England utilities to experience similar cost pressures in light of current wholesale energy prices. The Company expects to request an accounting order from the Vermont Public Service Board to defer incremental power supply and transmission costs caused by an extraordinary and rapid increase in energy prices that is forecasted to adversely affect costs in 2006 by a material amount, absent deferral. Much of the recent increase in energy prices was caused by hurricanes Katrina and Rita that interrupted natural gas and oil supplies. Vermont Public Service Board approval is required to permit the Company to defer these costs. The estimated deferral amount is expected to range between $4 and $8 million and could change by a material amount based on energy prices and other factors.

5. The Company will reiterate that it does not expect to make material investments in new unregulated operations through 2008.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description
99.1	Presentation made on November 8, 2005 at the 40th EEI Financial Conference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN POWER CORPORATION (Registrant)

By: /s/ Robert J. Griffin	November 7, 2005
Robert J. Griffin Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer	Date

EXHIBIT INDEX

Exhibit	Description
99.1	Presentation made on November 8, 2005 at the 40th EEI Financial Conference.